Exhibit 99.1

          Tiger Telematics acquires Integra SP and its Altio technology

                 Announcing the development of next generation
                      Smartphone device codenamed Bizmondo


London, 5th November 2004 - Tiger Telematics Inc (NASDAQ: TGTL), announces the acquisition of the UK headquartered company Integra SP and its award winning real-time front end product AltioLive that will be used to establish its new product line, codenamed Bizmondo.

The contract was executed on the 29th October 2004, the day that Tiger Telematics through its subsidiary company Gizmondo Europe Ltd launched the next generation mobile entertainment device in the UK. The parties expect closing to occur in the next month once formal approval is received from Integra SP's shareholders. The Bizmondo will share much of the incredible functionality of its entertainment-oriented cousin, the Gizmondo. Features including GPS, GPRS, MP3, MPEG4 movie player, and a razor-sharp TFT screen will all be combined in this sleek, handheld device. With the integration of AltioLive software, the Bizmondo becomes the ultimate mobile trading tool and access point for the accomplished business user. The initial development, Bizmondo Smartphone, is an all-in-one device that offers the flexibility and facility of a hand-held computer, and the communications ability of a mobile phone. You get the best of a phone, plus the calendar and email capability of a PDA, and now the power of a desktop Altio interface.

This deal brings together two innovative organisations, combining mobile technology and the real-time functionality for deploying enterprise applications in a browser, creating the next generation visualisation of services. While continuing the development and support of the existing Altio product range, enterprise solutions, market penetration and expanding domain expertise outside of the financial services industry, customers will be offered the ability to add mobile capability to their business applications. This will provide the customer with even greater opportunities for their products and services.

Mike Carrender, CEO Tiger Telematics said, "This acquisition and creation of the Bizmondo device using the Altio platform is further evidence of our technology leadership position. With Integra SP's rapidly expanding sales and customers that include Deutsche Bank, HSBC, The NASDAQ Stock Market and Deutsche Borse we are adding a strong, established business entity in its own right to the Tiger Group."

Sven Thiele, CEO Integra SP added "Our banking and finance customers have been asking us to make information and sophisticated services such as price dissemination, analytics and trading available anywhere, anytime in real-time. AltioLive is a great thin client software platform to do this, however we needed a powerful mobile hardware device - Tiger Telematics had the most advanced technology available. Combining this unique hardware and software proposition provides us with the opportunity to extend our leadership into mobile real-time content and commerce."

Carl Freer, Managing Director of Gizmondo, added "Integra SP have been involved in some of the largest trading systems. Altio makes what is traditionally inaccessible, such as Level 2 price distribution and trading on a mobile device possible. Bizmondo will provide real-time remote access to multiple functions ranging from financial services information, corporate applications, email and messaging whilst on the move. Being such a powerful platform on which to build, the expansion possibilities are endless."

About Tiger Telematics and Gizmondo Europe Gizmondo Europe Ltd. is an owned subsidiary of Tiger Telematics Inc (TGTL) and is the maker of Gizmondo, a next-generation mobile entertainment device. Set to launch in 2004, the gaming device includes built-in music, video, messaging and picture functions and GPS.

Tiger Telematics is a designer, developer and marketer of mobile telematics systems and services that combine global GPS functions and voice recognition technology to locate and track vehicles and people down to street level in countries throughout the world. The systems are designed to operate on GPS and are currently being marketed to GSM current and potential subscribers, primarily by the company's United Kingdom based subsidiaries.

www.gizmondo.com
www.tigertelematics.com

About Integra SP

Integra SP provides software for process management and integration of real-time systems. Integra SP's domain expertise and Altio product set enable businesses to provide integration to various financial services institutions supporting a wide range of formats and protocols. The AltioLive product comprises XML based tools for real-time thin client visualization, dynamic streaming and process connectivity. Through its global presence Integra SP supports customers and partners within the Finance, Government, Public and Energy Sectors. For more information see: www.integrasp.com or email: info@integrasp.com

For further information please contact:
Global Media:
James Beaven
Indigo Pearl

For and on behalf of Tiger Telematics, Inc. and Gizmondo Europe Ltd. +44 208 964 4545
Michael Carrender, CEO
Tiger Telematics, Inc.
+1 904-279-9240

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Tiger Telematics, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Tiger Telematics Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favourable terms; and those risks discussed in the Company's filings with the SEC.